Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Disclosure of Portfolio Holdings”, “Other Information About The Fund” and “Financial Statements” in the Statement of Additional Information and to the inclusion of our report dated September 21, 2015 on the Statement of Assets and Liabilities of Clough Global Long/Short Fund (a series of Clough Funds Trust) as of September 11, 2015 and our report dated September 21, 2015 on the Schedule of Investments of Clough Global Long/Short Fund, L.P. as of June 30, 2015, included in Pre-Effective Amendment No. 2 to the Registration Statement (Form N-1A, No. 333-204408 and 811-23059) and related Prospectus and Statement of Additional Information of Clough Funds Trust.

/s/ Ernst & Young LLP

Boston, Massachusetts
September 21, 2015